Exhibit 3.1.9

State of Delaware
Secretary of State
Division of Corporations
Delivered 07:03 PM 08/01/2011
FILED 06:09 PM 08/01/2011
SRV 110879254 - 5018712 FILE

CERTIFICATE OF FORMATION

OF

MGAM TECHNOLOGIES, LLC

The undersigned, an authorized person for the purpose of forming a limited liability company (hereinafter called the “Company”), under the provisions and subject to the requiremrents of the Delaware Limited Liability Company Act, hereby certifies that:

1.             The name of the Company shall be MGAM Technologies, LLC.

2.             The registered office of the Company in the State of Delaware is located at 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808. The name of the registered agent for service of process located at that address is Corporation Service Company.

Executed on: August 1, 2011

MULTIMEDIA GAMES, INC., its sole member

By:	/s/ Patrick Ramsey
Patrick Ramsey
President

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:07 PM 11/12/2014
FILED 12:52 PM 11/12/2014
SRV 141399371 - 5018712 FILE

STATE OF DELAWARE

CERTIFICATE OF REVIVAL OF

A DELAWARE LIMITED LIABILITY COMPANY

PURSUANT TO TITLE 6, SEC. 18-1109

1.      Name of the Limited Liability Company: MGAM Technologies, LLC.

2.      Date of the original filing with the Delaware Secretary of State: 08/01/2011.

3.      The name and address of the Registered Agent is Corporation Service Company, 2711 Centerville RD, Suite 400, Wilmington, DE 19808

4.      Insert any other matters the members determine to include herein:

5.      This Certificate of Revival is being filed by one or more persons authorized to Execute and file the Certificate of Revival.

In witness whereof, the above name Limited Liability Company does hereby certify that the Limited Liability Company is paying all annual Taxes, penalties and interest due to the State of Delaware.

BY:	/s/ Todd Francis McTavish
Authorized Person
Name:	Todd Francis McTavish
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